Exhibit 23




                         Consent of Independent Auditors




The Board of Directors
Markel Corporation

We consent to incorporation by reference in Registration Statements No. 33-28921, No. 33-46706 and No. 33-61598 on Form S-8 and No. 333-21633 on Form
S-4 of Markel Corporation of our report dated February 4, 1997, relating to the consolidated balance sheets of Markel Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Company's 1996 annual report on Form 10-K.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF.


                                                     KPMG PEAT MARWICK LLP


Richmond, Virginia
March 24, 1997